Exhibit 10.1

EXECUTION COPY

Empire Resorts, Inc.,

as Borrower

Monticello Raceway Management, Inc.,

as Guarantor

$20,000,000.00

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

Dated as of December 28, 2017

Bangkok Bank PCL, New York Branch,

as Lender

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

(i)

7.06.	Taxes	30
7.07.	Full Disclosure	30
7.08.	Regulation	31
7.09.	Solvency	31
7.10.	Subsidiaries	31
7.11.	Properties	31
7.12.	Litigation; Compliance with Legal Requirements	32
7.13.	Labor Matters	32
7.14.	Environmental Matters	33
7.15.	Mortgage	34
7.16.	Sanctions; Anti-Corruption	34
7.17.	Permits	34
7.18.	Licensing Requirements; Ability to be Licensed	34
7.19	Collateral Documents	35
7.20.	Employee Benefit Plans	35

SECTION 8. COVENANTS OF THE OBLIGORS		35
8.01.	Corporate Existence, Etc.	35
8.02.	Compliance with Law	35
8.03.	Governmental Authorizations	36
8.04.	Financial Statements, Etc.	36
8.05.	Reporting	37
8.06.	Keeping of Books; Visitation Rights	37
8.07.	Further Assurances	38
8.08.	Transactions With Affiliates	38
8.09.	Line of Business	39
8.10.	Financial Covenants	39
8.11.	Indebtedness	39
8.12.	Negative Pledge	39
8.13.	Mergers, Consolidations	39
8.14.	Investments, Etc.	40
8.15.	Accounting Changes	40
8.16.	Sales of Assets, Etc.	40
8.17.	Dividends, Etc.	40
8.18.	Sanctions; Anti-Corruption Laws	41
8.19.	Insurance	41
8.20.	KHR Loan	41
8.21.	Appraisal	41

SECTION 9. EVENTS OF DEFAULT		41

SECTION 10. NOTICES, CONFIDENTIALITY		44
10.01.	Notices	44
10.02.	[Reserved]	44

SECTION 11. GUARANTEE		44
11.01	Guarantee	44

SECTION 12. [RESERVED]		45

SECTION 13. MISCELLANEOUS		45
13.01.	No Waiver	45

(ii)

13.02.	Expenses, Etc.	45
13.03.	Amendments, Etc.	46
13.04.	Successors and Assigns	46
13.05.	Survival	47
13.06.	Captions	47
13.07.	Counterparts	48
13.08.	Governing Law; Jurisdiction, Service of Process and Venue	48
13.09.	Waiver of Jury Trial	48
13.10.	Entire Agreement	48
13.11.	Severability	49
13.12.	No Fiduciary Relationship	49
13.13.	USA PATRIOT Act	49

SCHEDULES
Schedule 1	- Real Property
Schedule 2	- Liens
Schedule 3	- Transactions with Affiliates
Schedule 7.14	- Environmental Matters

ANNEXES
Annex A	- Addresses for Notice

(iii)

DELAYED DRAW TERM LOAN CREDIT AGREEMENT (the “Agreement”) dated as of December 28, 2017, between EMPIRE RESORTS, INC. (the “Borrower”), MONTICELLO RACEWAY MANAGEMENT, INC. (a “Guarantor”), and Bangkok Bank PCL, New York Branch, as lender (the “Lender”).

The Borrower has requested the Lender to make loans to the Borrower to finance the Equity Contribution (as defined below) and for general corporate purposes of the Borrower, and the Lender is prepared to make such loans on a delayed draw basis and subject to the terms and conditions hereof. Accordingly, the parties agree as follows:

SECTION 1. DEFINITIONS.

1.01.    Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“Adjusted EBITDA” means, for any period, Net Income for such period plus (a) without duplication and, other than in the case of clause (a)(vii) below, to the extent deducted in determining such Net Income, the sum of, without duplication, (i) Interest Expense for such period, (ii) consolidated income tax expense (if any) of MRMI for such period, (iii) all amounts attributable to depreciation and amortization with respect to such period (including (A) goodwill impairment, (B) accelerated depreciation calculated in accordance with GAAP, (C) amortization of capitalized interest, (D) amortization of licensing fees, and (E) amortization of deferred financing fees), (iv) any non-Cash charges (other than any non-Cash charge representing amortization of a prepaid Cash item that was paid and not expensed in a prior period; provided that for purposes of clarification, the foregoing shall not include writeoffs of unamortized capitalized fees) for such period (including purchase accounting adjustments and writeoffs of unamortized fees, costs and expenses); provided that if any of the non-Cash charges referred to in this clause (iv) represents an accrual or reserve for potential Cash items in any future period, (1) MRMI may determine not to add back such non-cash charge in the current period and (2) to the extent MRMI does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Adjusted EBITDA in such future period to the extent paid in accordance with clause (b)(i) below, (v) any unusual or nonrecurring losses and expenses, (vi) all transaction fees, charges and other amounts related to the Transactions occurring on or about the Closing Date (including any financing fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), (vii) to the extent not considered “income” of MRMI for purposes of Net Income for such period, business interruption insurance proceeds received in cash during such period, (viii) [reserved], (ix) all expenses and charges which (A) are reimbursed to an Obligor in cash by an indemnitee or insurance or otherwise paid for by a Person that is not an Affiliate of an Obligor (to the extent such cash reimbursement or payment is not otherwise considered “income” of the Obligor for purposes of Net Income for such period) or (B) in the reasonable good faith determination of MRMI, will be so reimbursed in cash within 365 days of the date of such determination (for purposes of clarification, if such amounts are reimbursed in cash within 365 days of such determination, such amounts shall not at such time of reimbursement be included in the calculation of Adjusted EBITDA), (x) [reserved], (xi) all administrative and collateral agency fees paid in such period with respect to Indebtedness, (xii) [reserved], (xiii) costs and charges associated with amendments, modifications or supplements to any agreement relating to the Obligations, (xiv) any costs or expense incurred by MRMI pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, and (xv) any cash distributions actually received by the Borrower pursuant to Section 6.05(c) of the Building Term Loan Agreement; provided that, to the extent that all or any portion of the income of any Person is excluded from Net Income pursuant to the definition thereof for all or any portion of such period, any amounts set forth in the preceding clauses (i) through (xv) that are attributable to such Person shall not be included for purposes of this definition for such period or portion thereof, and minus (b) without duplication (i) all Cash payments

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

made during such period on account of reserves, restructuring charges and other non-Cash charges added to Net Income pursuant to clause (a)(iv) above in a previous period, (ii) to the extent included in determining such Net Income, any interest income and all non-Cash items of income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for a potential Cash item in any prior period), all determined on a consolidated basis in accordance with GAAP, (iii) [reserved], (iv) [reserved], (v) cancellation of Indebtedness income, (vi) [reserved], and (vii) the amount of any expenses and charges added to Net Income in a previous period pursuant to clause (a)(ix) above to the extent not reimbursed in cash within 365 days of the date of the reasonable good faith determination by the Borrower that such amounts will be so reimbursed.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Shares of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such Voting Shares, by contract or otherwise.

“Applicable Lending Office” means Bangkok Bank Public Company Limited, New York Branch, 29 Broadway 19th Floor, New York, NY 10006 or such other office of the Lender (or of an affiliate of the Lender) as the Lender may from time to time specify in writing to the Borrower as the office by which its Loans are to be made and maintained.

“Applicable Margin” means (a) with respect to any Loans comprising LIBO Rate Loans, 6.25% per annum, and (b) with respect to any Loans comprising Base Rate Loans, 5.25% per annum.

“Appraisal” means an independent appraisal of the Mortgaged Property in form, scope and methodology reasonably acceptable to the Lender and prepared by an appraisal firm reasonably acceptable to the Lender and upon which the Lender is expressly permitted to rely.

“Appraised Value” means the fair market value of the Mortgaged Property determined in the most recent written Appraisal delivered to the Lender.

“Approving Directors” has the meaning set forth in Section 8.08(e).

“Availability Period” means the period from the Closing Date until the Commitment Termination Date.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%, and (iii) the sum of (a) the LIBO Rate (after giving effect to any LIBO Rate “floor”) that would be payable on such day for a LIBO Rate Loan with a one month interest period plus (b) 1.00% per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

“Borrower” has the meaning set forth in the introduction hereto.

“Borrowing” means a borrowing by the Borrower of a Loan.

“Borrowing Date” means the date of a Borrowing.

“Building Term Loan Agreement” means the Building Term Loan Agreement dated as of January 24, 2017, as amended by Amendment No. 1 dated as of May 26, 2017, and as in effect on the date hereof, among MOC, as Borrower, the Lenders party thereto from time to time, and Credit Suisse AG, Cayman Islands Branch as Administrative Agent.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York, New York, and that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Cancellation Fee” has the meaning set forth in the Fee Letter.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand deposit account, in each case in Dollars.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means Kien Huat Realty III Limited and its Affiliates shall fail to own, directly or indirectly, at least 70% on a fully diluted basis of each of the economic interests and Voting Shares in the Borrower.

“Closing Date” means the date as of which the Lender notifies the Borrower that the conditions precedent set forth in Section 6.01 have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986.

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

“Commitment” means the obligation of the Lender to make, on and subject to the terms and conditions hereof, Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding up to but not exceeding $20,000,000.00, as such amount may be reduced pursuant to Section 2.04.

“Commitment Termination Date” means the date that is the earliest to occur of (i) the earlier of (x) the date that is the two-year anniversary of the Closing Date and (y) December 31, 2019, or if such date is extended pursuant to Section 2.07, the date mutually agreed upon by the Borrower and the Lender, and (ii) the date on which the Loans shall become due and payable hereunder, whether by acceleration or otherwise.

“Completion Guarantees” means (i) the Completion Guaranty dated as of December 28, 2015 by the Borrower for the benefit of EPR Concord II, L.P., EPT Concord II, LLC, Adelaar Developer, LLC, and EPR Properties and (ii) the Completion Guaranty dated as of January 24, 2017 by the Borrower in favor of Credit Suisse AG, Cayman Islands Branch as the administrative agent and the collateral agent under the Building Term Loan Agreement, the disbursement agent under the Building Loan Disbursement Agreement (as defined therein), and the Project Disbursement Agreement (as defined therein), in each case as in effect on the date hereof and as amended from time to time to the extent such amendments do not materially increase the obligations of the Borrower thereunder.

“Compliance Certificate” has the meaning set forth in Section 8.04(c).

“Continuation Date” means the effective date of a continuation as set forth in the applicable Continuation Notice.

“Continuation Notice” means a Continuation Notice in a form reasonably acceptable to the Lender.

“Cure Repayment” has the meaning set forth in Section 8.10(a).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an Event of Default specified in Section 9 or an event that with the giving of notice or lapse of time or both would become an Event of Default.

“Disqualified Lender” means (i) any entity identified by the Borrower by written notice to the Lender on or prior to the Closing Date, (ii) any entity identified by the Borrower from time to time by written notice to the Lender as a competitor of the Borrower and its Subsidiaries and (iii) any Affiliate of any such identified person described in the foregoing clauses (i) and (ii) that is clearly identifiable on the basis of its name or that the Lender knows or has reason to know is an Affiliate of any such identified person.

“Dividend” means any dividend or other payment made by a Person with respect to, or any purchase, redemption, retirement, defeasance or other acquisition for value of, any of such Person’s capital stock or other equity interests (or any warrants, rights or options to acquire such capital stock or other equity interests), whether now or hereafter outstanding.

“Dollars” and “$” mean lawful money for the time being of the United States of America.

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any Obligor or any of its ERISA Affiliates.

“Environmental Claim” means any written claim, notice, demand, Order, action, suit, proceeding, or other written communication alleging or asserting liability or obligations under any Environmental Law, including with respect to liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post remedial or post closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) any presence, Release or threatened Release of Hazardous Materials in, on, into or from the environment or at any location, (ii) any exposure to Hazardous Materials, (iii) any Environmental Liability, or (iv) any violation of or non-compliance with Environmental Law, and shall include any written claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Materials or alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any and all applicable current and future Legal Requirements relating to protection of the environment, the Release or threatened Release of Hazardous Materials, natural resources or natural resource damages, exposure to Hazardous Materials or occupational safety or health (as it relates to exposure to Hazardous Materials).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary thereof resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any Permit required under any Environmental Law.

“Equity Contribution” means an equity contribution to be made by the Borrower (through MHC) in MOC on or after the Closing Date in an amount not to exceed $9,900,000; provided that the Equity Contribution must be made on or prior to December 31, 2017.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) a determination that any Pension Plan is, or is

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (iv) the receipt by any Obligor or any of its ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (v) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (vi) the withdrawal by any Obligor or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (vii) the institution by the Pension Benefit Guaranty Corporation (as defined in ERISA) of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of liability on any Obligor or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the withdrawal of any Obligor or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Obligor or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (x) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan; or (xiii) the occurrence of a non exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Obligor or any of its ERISA Affiliates.

“Eurocurrency Liabilities” has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System.

“Event of Default” has the meaning set forth in Section 9.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under the Loan Documents, (a) Taxes (i) imposed on or measured by its overall net income (however denominated), franchise taxes, and branch profits Taxes, in each case, imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which it is resident for tax purposes or in which its principal office is located or in which its Applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Tax that is imposed on amounts payable to such Lender or other recipient under the law applicable at the time such Lender or other recipient becomes a party to this Agreement (or designates a new lending office), except to the extent that at the time of designation of a new lending office (or assignment) any such Lender or other recipient was entitled to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.05, (c) any U.S. federal withholding Tax attributable to any Lender’s failure to comply with Section 5.05(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Appraisal” means that certain Appraisal Report dated December 15, 2017 prepared by Cushman & Wakefield Western, Inc. relating to the Mortgaged Property. The Existing Appraisal constitutes the most recent written Appraisal delivered to the Lender as of the Closing Date.

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

“Existing Leases” has the meaning set forth in Section 7.11(b).

“Extension Date” means the last day of the then current Availability Period without giving effect to any extension thereof.

“Extension Fee” has the meaning set forth in the Fee Letter.

“FATCA” means Sections 1471 through 1474 of the Code effective as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any legislation, regulation or guidance giving effect to such intergovernmental agreements.

“FCPA” has the meaning set forth in Section 7.16(b).

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Lender.

“Fee Letter” means the letter agreement dated December 28, 2017, between the Borrower and the Lender relating to the loan facility provided herein.

“Foreign Lender” shall mean any Lender (or, if such Lender or other recipient is a disregarded entity for United States federal income tax purposes, the Person treated, for United States federal income tax purposes, as the regarded owner of the assets of such Lender or other recipient) that is not a “United States person” as defined under Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Gaming Authorities” means the applicable gaming board, commission or other Governmental Authority responsible for interpreting, administering and enforcing the Gaming Laws applicable to any Obligor, including the New York State Gaming Commission.

“Gaming Laws” means all Legal Requirements applicable to casino gaming, racing, and track betting privileges, operations or activities with respect to any Obligor as in effect from time to time, including the policies, interpretations and administration thereof by any state or federal Gaming Authority, as amended from time to time.

“Gaming Licenses” means all Permits, findings of suitability or other authorizations from any Gaming Authority or other Governmental Authority required for any Obligor’s operations (directly or indirectly) because of the gaming, racing or track betting operations conducted or proposed to be conducted by any Obligor, including all such Permits, findings of suitability or other authorizations granted under Gaming Laws or any other Legal Requirement related thereto.

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

“Governmental Authority” means any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency (including any Gaming Authority), tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” means any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the disposition (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in, on, into or from the environment, or the use, disposal or handling of Hazardous Materials on, at, under, from or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Guarantor” means each of MRMI and each other Subsidiary of the Borrower that is or becomes a party to this Agreement and the Security Documents pursuant to Section 8.14(a).

“Guaranty” means the guaranty of each Guarantor set forth in Section 11.01.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos containing materials in any form or condition, lead based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by product material, petroleum, petroleum products, petroleum derived substances, crude oil or any fraction thereof, any mold, microbial or fungal contamination that poses a risk to human health or the environment or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business not overdue for more than 60 days), (d) all Capital Lease Obligations of such Person, (e) all obligations of such Person to reimburse any Person with respect to amounts paid under a letter of credit or similar instrument, (f) all obligations of such Person under Hedge Agreements, (g) all Indebtedness of other Persons secured by a Lien on any property of such Person, whether or not such Indebtedness is assumed by such Person, and (h) all Indebtedness of other Persons directly or indirectly guaranteed by such Person.

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

“Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to any payment made to a Lender by or an account of any obligation of the Borrower under any Loan Document.

“Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP and capitalized interest) of MRMI with respect to all outstanding Indebtedness of MRMI, including financing fees and the amortization thereof (including debt issuance costs, debt discount or premium and other financing fees, charges and expenses incurred by such Person for such period (including with respect to letters of credit and banker’s acceptance financing)). For the avoidance of doubt, interest income shall not be considered when determining Interest Expense.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) any Loan that is a LIBO Rate Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” means, in connection with a LIBO Rate Loan, with respect to each Borrowing and the Loan constituting the same, the period commencing on the relevant Borrowing Date and ending on the date one, two or three months thereafter, as selected by the Borrower by notice to the Lender at least three Business Days before the beginning of such Interest Period, and thereafter each period commencing on the last day of the preceding Interest Period and ending on the date one, two, or three months thereafter, as so selected by the Borrower; provided that (a) any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such succeeding Business Day would fall in the next month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date, and (c) if the Borrower shall fail timely to elect the duration of any Interest Period, such Interest Period shall have a duration of one month.

“Investment” by a Person means (a) any purchase or other acquisition of any capital stock or other equity interest in another Person, or of warrants, rights, options or securities of such other Person, (b) any capital contribution to such other Person, and (c) any loan, advance or other extension of credit to or for the benefit of such other Person.

“IRS” means the United States Internal Revenue Service.

“KHR Loan” means the “Loan” as defined in the KHR Loan Agreement.

“KHR Loan Agreement” means the Loan Agreement dated as of December 28, 2017 between Empire Resorts, Inc. as Borrower and Kien Huat Realty III Limited as Lender.

“Legal Requirements” means, as to any person, the organizational documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject, in each case whether or not having the force of law.

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“Lender” has the meaning set forth in the introduction hereto; provided that the term “Lender” shall include any Person that becomes a party hereto pursuant to an assignment under Section 13.04(b) hereof (in each case, other than any such Person that has ceased to be a party hereto pursuant to an assignment under Section 13.04(b) hereof).

“LIBO Rate” means, for any Interest Period with respect to any Borrowing, the offered rate for deposits in Dollars for a period equal to or nearest the number of days in such Interest Period which appears on Reuters Page LIBOR01 (or on any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period; provided that, if such rate is not available for any reason, the “LIBO Rate” means, with respect to each day during the relevant Interest Period, the rate per annum equal to the rate notified to the Lender by the principal office of the Lender in London as the rate at which Dollar deposits are offered by such office to prime banks at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period in the London interbank market for delivery on the first day of such Interest Period, in each case for a maturity comparable to such Interest Period and in an amount comparable to the aggregate principal amount of the relevant Loan; provided, further that the LIBO Rate shall at no time be less than zero.

“LIBO Rate Loan” means a Loan bearing interest at a rate determined by reference to the LIBO Rate.

“License Revocation” means (a) the revocation, failure to renew or suspension of any Gaming License or (b) the appointment of a receiver, trustee or similar official by any Gaming Authority with respect to any Obligor.

“Lien” means any mortgage, lien, pledge, charge, encumbrance or other security interest or any preferential arrangement that has the practical effect of creating a security interest.

“Liquor Laws” means all Legal Requirements relating to the manufacture, sale or distribution of liquor or alcoholic beverages.

“Loan” has the meaning set forth in Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Security Documents, and all other documents, certificates, instruments, or agreements executed and delivered by or on behalf of an Obligor for the benefit of the Lender in connection herewith on or after the day hereof.

“Loan to Value Ratio” means, as at any date of determination, the ratio of (i) the total amount of Obligations outstanding on such date to (ii) the Appraised Value.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (a) the business, condition (financial or otherwise), operations, performance, or property of MRMI or the Borrower and its consolidated Subsidiaries (including MHC and its Subsidiaries) taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability of any of the Loan Documents or (d) the rights and remedies of the Lender under any of the Loan Documents.

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“Material Indebtedness” means, at any time, as to any Person, Indebtedness of such Person the outstanding principal amount of which, individually or in the aggregate, is equal to or greater than $2,000,000.

“MHC” means Montreign Holding Company, LLC.

“MOC” means Montreign Operating Company, LLC.

“Mortgage” means that certain Mortgage, dated as of the Closing Date, executed and delivered by MRMI in favor of the Lender.

“Mortgaged Property” has the meaning set forth in the Mortgage.

“MRMI” means Monticello Raceway Management, Inc.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Obligor or any of its ERISA Affiliates is then making or accruing an obligation to make contributions, (b) to which any Obligor or any of its ERISA Affiliates has within the preceding six plan years made or been obligated to make contributions, or (c) with respect to which any Obligor could incur liability, whether absolute or contingent.

“Net Income” means, for any period, the net income of MRMI for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication, (i) the income (or loss) of any Person in which any other Person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in Cash to MRMI by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it is merged into or consolidated with MRMI or that Person’s assets are acquired by MRMI, (iii) [reserved], (iv) any after-tax gains or losses attributable returned surplus assets of Employee Benefit Plan, and (v) to the extent not included in clauses (i) through (iv) above, any extraordinary gains or extraordinary losses. In addition, “Net Income” shall exclude the cumulative effect of a change in accounting principles during such period.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Obligations” means, collectively, (a) in the case of the Borrower, all obligations of the Borrower under this Agreement and the other Loan Documents to pay principal, fees, interest (including default interest), expenses and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing by the Borrower to the Lender, and (b) in the case of the Guarantors, all obligations of the Guarantors in respect of the Guaranty and all other obligations of the Guarantors under this Agreement or any other Loan Document and, (c) in the case of each of the foregoing, including all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case under any Debtor Relief Law (whether or not such interest or expenses are enforceable, allowed or allowable as a claim in whole or in part in such case).

“Obligor” means the Borrower and each of the Guarantors.

“Order” means any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

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“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, including any mortgage recording taxes, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.06).

“Participant” has the meaning set forth in Section 13.04(c).

“Participant Register” has the meaning set forth in Section 13.04(c).

“Payment in Full” or “paid in full” means, with respect to the Obligations, payment in cash (or cash collateralization in accordance with the terms hereof) of all amounts owing in respect of such obligations (other than any contingent reimbursement or indemnity obligations), including fees, interest, default interest, interest on interest, premium (including prepayment premium, if any), expense reimbursements and indemnities (other than any contingent reimbursement or indemnity obligations), specifically including in each case any of the foregoing which would accrue after the commencement of any proceeding of the type described in Section 9(f) or 9(g) irrespective of whether a claim is allowable in such proceeding.

“Pension Plan” means any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Obligor or any of its ERISA Affiliates or with respect to which any Obligor could incur liability, whether absolute or contingent (including under Section 4069 of ERISA).

“Permits” means any and all franchises, licenses (including Gaming Licenses and licenses under Liquor Laws), certificates of occupancy, permits, approvals, registrations and authorizations required under any Legal Requirement (including Gaming Laws, Liquor Laws and Environmental Laws).

“Permitted Investments” means (a) Investments in cash and Cash Equivalents (as defined in the Building Term Loan Agreement), (b) Investments by the Borrower in the Guarantors, (c) the Equity Contribution, and (d) Investments made by the Borrower in MHC and its Subsidiaries, including MOC.

“Permitted Liens” means, with respect to any Person:

(a)    Liens arising by operation of law which were incurred in the ordinary course of business, including carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business, and which (i) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (ii) are being contested in good faith by appropriate proceedings, which proceedings, with respect to any Liens on the Mortgaged Property, have the effect of preventing the forfeiture or sale of the property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;

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(b)    Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation or to secure the performance of statutory obligations, bonds, bids, leases, government contracts and trade contracts (exclusive of obligations for the payment of borrowed money);

(c)    Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(d)    easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any Real Property, whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries at or otherwise with respect to such Real Property;

(e)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of such Person;

(f)    the filing of a subdivision map(s) over Real Property held by the Obligors designed to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by the Obligors, (ii) no portion of the Mortgaged Property is merged with any Real Property that is not part of the Mortgaged Property, and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in all material respect;

(g)    all Existing Leases;

(h)     any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license of real estate or personal property permitted hereunder;

(i)    any zoning, land use, building or other law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property;

(j)    all Liens existing as of the Effective Date and set forth (x) in the Title Policy or (y) on Schedule 2 attached hereto;

(k)    Liens in favor of the Lender granted pursuant to the Loan Documents;

(l)    licenses of patents, trademarks and other intellectual property rights granted by any Obligor in the ordinary course of business;

(m)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and Cash Equivalents (as defined in the Building Term Loan Agreement) on deposit in one or more accounts maintained by any Obligor, in each case granted in the ordinary course of business in favor of the bank or banks or securities intermediaries with which such accounts are maintained;

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(n)    to the extent constituting Liens, any obligations or duties of any Obligor to any municipality or public authority with respect to any franchise, grant, license or permit provided by such municipality or public authority to such Obligor in furtherance of the ordinary course of conduct of the business of such Obligor;

(o)    Liens imposed pursuant to Section 2-507 of the UCC; and

(p)    Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Obligor shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings.

“Person” means any natural person, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Post-Default Rate” means, in the case of any principal of any Loan, a rate per annum which is equal to the sum of 2% per annum above the rate of interest otherwise applicable thereto, and in the case of any overdue interest, fees or other amounts other than principal, a rate per annum which is equal to the sum of 2% per annum plus the Applicable Margin plus the rate determined by the Lender to be the cost of funding such overdue amount on an overnight basis in the London interbank market from the date of such non-payment until such amount is paid in full (as well after as before judgment).

“Prepayment Fee” has the meaning set forth in the Fee Letter.

“Prime Rate” means the “U.S. Prime Lending Rate” as published in The Wall Street Journal.

“PZR” has the meaning set forth in Section 6.01(c)(ix).

“Real Property” means, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all improvements located thereon, all fixtures appurtenant to such improvements and all easements, hereditaments and appurtenances relating thereto.

“Register” has the meaning set forth in Section 2.08.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the environment or any Real Property.

“Sanctions” has the meaning set forth in Section 7.16(a).

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“SEC” means the Securities and Exchange Commission.

“Security Documents” means the Mortgage and each other security document or pledge agreement delivered in accordance with applicable Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as collateral for the Obligations.

“Solvent” means, with respect to any Person that, as of the date of determination, (a) the fair value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is not insolvent as defined in the Bankruptcy Code.

“Statutory Reserve Percentage” means, for any Interest Period for any Loan, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for the Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term comprised of the same number of days as such Interest Period.

“Subsidiary” of any Person means any corporation or other entity more than 50% of the Voting Shares in which is owned or controlled, directly or indirectly, by such Person and/or by any Subsidiary of such Person; provided that MHC and its Subsidiaries shall be deemed not to be Subsidiaries of the Borrower for all purposes of this Agreement.

“Survey” means, with respect to the Mortgaged Property, collectively (i) that certain survey of Parcels 1 and 2 on Map No. 8-271 made by T.M. Depuy, Engineering & Land Surveying, P.C. dated May 25, 1999 and last revised July 6, 1999 and (ii) that certain survey of Parcel B made by George H. Fulton dated January 2002, in each case, accompanied by an affidavit of no change delivered by the Borrower in form and substance satisfactory to the Title Company and sufficient for the Title Company to deliver a Land Same as Survey endorsement and for the Title Company to remove all standard survey exceptions from the Title Policy.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 8.04(a) or (b), as applicable.

“Title Company” means Stewart Title Insurance Company.

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“Title Policy” shall have the meaning assigned to such term in Section 6.01(c)(iii).

“Total Debt” means, as at any date of determination, the aggregate outstanding amount of (i) all Indebtedness of the Obligors described in sections (a), (b), (d), and (e) of the definition of Indebtedness and (ii) all direct or indirect guarantees by the Obligors of the Indebtedness described in clause (i) above, in each case determined in accordance with GAAP.

“Total Leverage Ratio” means, as at any date of determination, the ratio of (i) Total Debt on such date to (ii) Adjusted EBITDA for the Test Period ending on such date or most recently ending prior to such date.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Obligors of the Loan Documents to which it is a party, (b) the borrowings hereunder and the use of proceeds therefrom, and (c) the granting of Liens pursuant to the Security Documents.

“Type of Loan” means, with respect to any Loan, a Base Rate Loan or a LIBO Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“U.S.” or “United States” means the United States of America.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.05(e).

“Voting Shares” means, with respect to any Person, any class or classes of capital stock or other ownership interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

1.02.    GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision

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hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, supplemented or otherwise modified from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”, and (h) references to days, months, quarters and years refer to calendar days, months, quarters and years, respectively.

SECTION 2. THE COMMITMENT.

2.01.    Loans. The Lender agrees, on and subject to the terms and conditions of this Agreement, to make loans to the Borrower (each, a “Loan”) from time to time on any Business Day during the Availability Period in Dollars in an aggregate principal amount at any one time outstanding up to but not exceeding the Commitment; provided that in no event shall the Lender be required to make a Loan in excess of the unused Commitment as in effect immediately prior to such Loan; provided, further that not more than five Borrowings under this Section 2.01 shall be permitted. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. The Commitments shall automatically and permanently be reduced by the amount of each Loan on the date such Loan is made and to zero on the Commitment Termination Date.

2.02.    Borrowing.

(a)    The Borrower shall give the Lender notice of each Borrowing, except the Borrowing to be made on the Closing Date, in a form reasonably acceptable to the Lender (a “Notice of Borrowing”). Each Borrowing shall be in the amount of $500,000 or an integral multiple of $100,000 in excess thereof. Not later than 11:00 a.m. New York time on each Borrowing Date, the Lender shall, subject to the terms and conditions of this Agreement, make available to the Borrower the amount of the Loan to be made on such Borrowing Date in such manner as may be agreed by the Lender and the Borrower.

(b)    Each Notice of Borrowing shall be effective only if received by the Lender not later than 11:00 a.m. New York time on the date three Business Days prior to the relevant Borrowing Date and shall specify (i) the aggregate amount of the requested Borrowing, (ii) the date of such Borrowing, which shall be a Business Day, (iii) whether such Borrowing shall be at Base Rate or at LIBO Rate, (iv) in the case of a Borrowing of a LIBO Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and (v) the location and number of the Borrower’s account to which funds are to be disbursed.

2.03.    Fees. The Borrower agrees to pay to the Lender fees in such amounts and at such times as are specified in the Fee Letter.

2.04.    Changes of Commitment.

(a)    The Borrower shall have the right to terminate or reduce the unused amount of the Commitment at any time or from time to time upon not less than 30 days’ prior notice to the Lender of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that the amount of any such reduction shall be equal to $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and shall be irrevocable and effective only upon receipt by the Lender.

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(b)    As a condition precedent to any termination or reduction of the unused amount of the Commitment pursuant to Section 2.04(a), the Borrower shall pay to the Lender any applicable Cancellation Fee.

(c)    The Commitment once terminated or reduced may not be reinstated.

2.05.    Evidence of Debt. The Lender by written notice to the Borrower may request that Loans be evidenced by a promissory note. In such event, the Borrower shall promptly prepare, execute and deliver (at its own expense) to the Lender a promissory note payable to the Lender and its registered assigns in a form reasonably acceptable to the Lender.

2.06.    Use of Proceeds. The Borrower shall use the proceeds of the Loans solely to finance the Equity Contribution and for general corporate purposes; provided that the Lender shall not have any responsibility as to the use of any of such proceeds.

2.07.    Extension of Availability Period. The Borrower may, at any time prior to the date that is 90 days prior to the last date of the Availability Period, deliver a written notice to the Lender requesting an extension of the Availability Period. In the sole discretion of the Lender, the Availability Period shall be extended to a date one year after the last date of the then current Availability Period and in accordance with the other terms and conditions as may be agreed from time-to-time by the Borrower and the Lender. As a condition precedent to the effectiveness of any such extension, the Borrower shall pay to the Lender any applicable Extension Fee on the Extension Date.

2.08.    Register. The Borrower shall maintain a register for the recordation of the names and addresses of all Lenders and the principal amounts and stated interest of the Loans owing to each Lender pursuant to the terms hereof (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Lender (but only to the extent of entries in the Register that are applicable to such Lender) at any reasonable time and from time to time upon reasonable prior notice.

SECTION 3. PAYMENTS OF PRINCIPAL AND INTEREST.

3.01.    Repayment. The Borrower agrees to repay to the Lender in full the aggregate principal amount of the Loans on the Commitment Termination Date.

3.02.    Interest.

(a)    Interest Generally. The Borrower agrees to pay to the Lender interest on the unpaid principal amount of each Loan for the period from the relevant Borrowing Date until the date such Loan and any other Obligations outstanding shall be paid in full at a rate per annum with respect to each Loan as follows:

(i)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)    if a LIBO Rate Loan, at the LIBO Rate plus the Applicable Margin.

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(b)    Interest Rate. The basis for determining the rate of interest with respect to the Loans shall be the LIBO Rate unless otherwise provided in Section 3.02(c) or Section 5.02. The Interest Period for each LIBO Rate Loan shall be selected by the Borrower and notified to the Lender pursuant to the Notice of Borrowing or applicable Continuation Notice, as the case may be. In the event the Borrower fails to elect an Interest Period in the Notice of Borrowing or Continuation Notice, such Loan will, if not then outstanding, have an Interest Period of three months or, if outstanding as a LIBO Rate Loan, be automatically continued with the same Interest Period in effect on the last day of the then current Interest Period for such Loan. In the case of LIBO Rate Loans, there shall be no more than five Interest Periods outstanding at any time.

(c)    Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Borrower agrees to pay to the Lender interest at the Post-Default Rate on (i) the outstanding principal amount of the Loans and (ii) any overdue interest, fee or other amount (other than principal); provided that in the case of LIBO Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in rate is effective such LIBO Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at the Post-Default Rate.

(c)    Interest Payment Dates. Accrued interest on each Loan shall be payable on the last day of each Interest Period and upon the payment or prepayment thereof (on the principal amount so paid or prepaid); provided that interest payable at the Post-Default Rate shall be payable from time to time on demand.

(d)    Interest Determinations. Promptly after the determination of any interest rate provided for herein or any change therein, the Lender shall give notice thereof to the Borrower. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)    Statutory Reserve Interest. The Borrower shall pay to the Lender additional interest on the unpaid principal amount of each Loan for the period from the relevant Borrowing Date until the date such Loan shall be paid in full at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for each Interest Period for such Loan from (ii) the rate obtained by dividing such LIBO Rate by a percentage (expressed as a decimal) equal to 100% minus the Statutory Reserve Percentage for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest shall be determined by the Lender and notified to the Borrower.

3.03.    Prepayments.

(a)    Optional Prepayments. The Borrower shall have the right to prepay the Loans in whole or in part at any time or from time to time, without penalty or premium; provided that (i) the Borrower shall give the Lender notice of each prepayment as provided in Section 4.03 (and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder), and (ii) each partial prepayment shall be in the aggregate amount of $500,000.00 or an integral multiple of $500,000 in excess thereof.

(b)    Other Amounts. All prepayments under this Section 3.03 shall be accompanied by interest accrued on the amount prepaid and all amounts (if any) payable under Section 5.04 as a result of such prepayment. As a condition precedent to any optional prepayment pursuant to Section 3.03(a), the Borrower shall pay to the Lender any applicable Prepayment Fee.

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(c)    Application of Prepayments of Loans to Base Rate Loans and LIBO Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to LIBO Rate Loans.

3.04.    Continuation. (a) Subject to Section 5.01 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option upon the expiration of any Interest Period applicable to any LIBO Rate Loan, to continue all of such Loan or any portion of such Loan equal to $500,000 and integral multiples of $500,000 in excess of that amount as a LIBO Rate Loan with the same or a different Interest Period than the Interest Period currently in effect.

(b)    The Borrower shall deliver a Continuation Notice to the Lender at least three Business Days in advance of the proposed Continuation Date. Except as otherwise provided herein, a Continuation Notice for continuation of any LIBO Rate Loans shall be irrevocable on and after the date that is two Business Days prior to the first day of the related Interest Period, and the Borrower shall be bound to effect a continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Notice of Borrowing or Continuation Notice has not been delivered to the Lender in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

SECTION 4. PAYMENTS, ETC.

4.01.    Payments.

(a)    Payments Generally. Each payment of principal, interest and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to such account in New York, New York as the Lender may specify from time to time, not later than 11:00 a.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)    Application of Payments. The Borrower shall, at the time of making each payment under this Agreement, specify to the Lender the amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment in such manner as it may determine to be appropriate).

(c)    Application of Insufficient Payments. If at any time insufficient funds are received by the Lender to pay fully all amounts of Obligations then due and payable hereunder, such funds shall be applied (i) first, to pay interest then due and payable hereunder, (ii) then, to pay fees then due and payable hereunder, (iii) then, to pay principal then due and payable hereunder, and (iv) then, to pay other amounts then due and payable under the Loan Documents.

(d)    Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

4.02.    Computations. Interest on the Loans and fees hereunder shall be computed (i) in the case of Base Rate Loans on the basis of a year of 365 days or 366 days, as the case may be, and (ii) in the case of LIBO Rate Loans, on the basis of a year of 360 days for the actual number of days (including

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the first day but excluding the last day) occurring in the period for which payable. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan, the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a LIBO Rate Loan, the date of conversion of such LIBO Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBO Rate Loan, the date of conversion of such Base Rate Loan to such LIBO Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

4.03.    Notices. Each notice of optional prepayment shall be effective only if received by the Lender not later than 11:00 a.m. New York time on the date three Business Days prior to the relevant date of prepayment. Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment.

4.04.    Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that the Lender and its Affiliates may have. Nothing contained in this Section 4.04 shall require the Lender to exercise any such right or shall affect the right of the Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

SECTION 5. YIELD PROTECTION, ETC.

5.01.    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (other than any change by way of imposition or increase of reserve requirements included in the Statutory Reserve Percentage); or

(ii)    impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining its Loans or of maintaining its Commitment, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the

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Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered. This Section 5.01(a) shall not apply to matters covered by Section 5.05.

(b)    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment or the Loans to a level below that which the Lender or its holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or its holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of the Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 5 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay to the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

5.02.    Substitute Basis. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its LIBO Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Lender determines (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its LIBO Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lender in that market, then, and in any such event, the Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrower of such determination. If the Lender makes such a determination, then (1) the obligation of the Lender to make Loans as, or to convert Loans to, LIBO Rate Loans shall be suspended until such notice shall be withdrawn by the Lender, (2) to the extent such determination by the Lender relates to a LIBO Rate Loan then being requested by the Borrower pursuant to a Notice of Borrowing or a Continuation Notice, the Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lender’s obligations to maintain its outstanding LIBO Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by the Lender as described above relates to a LIBO Rate Loan then being requested by the Borrower pursuant to a Notice of Borrowing or a Continuation Notice, the

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Borrower shall have the option to rescind such Notice of Borrowing or Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Lender of such rescission on the date on which the Lender gives notice of its determination as described above.

5.03.    [Reserved].

5.04.    Break-Funding. The Borrower shall pay to the Lender, upon the request of the Lender, such amount or amounts (if any) as shall be sufficient to compensate it for any loss, cost or expense that the Lender determines is attributable to:

(a)    any prepayment of any Loan for any reason on a date other than the last day of an Interest Period with respect thereto; or

(b)    the failure by the Borrower for any reason (including the failure of any of the conditions precedent specified in Section 6 to be satisfied) to make the relevant Borrowing on the date specified in the relevant Notice of Borrowing given pursuant to Section 2.02, or to prepay any Loan in accordance with a notice of prepayment under Section 3.03.

The Lender will furnish to the Borrower a certificate setting forth in reasonable detail the basis and amount of each request by the Lender for compensation under this Section 5.04, which certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

5.05.    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings for Indemnified Taxes or Other Taxes (including deductions or withholdings for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.05) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings for Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted and withheld to the relevant Governmental Authority in accordance with applicable law.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes that arise from any payment made by it under, or otherwise with respect to, any Loan Document to the relevant Governmental Authority in accordance with applicable law.

(c)    Indemnification by the Borrower. The Borrower shall indemnify any Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.05) attributable to the Borrower under any Loan Document and paid by a Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive and binding absent manifest error.

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(d)    Evidence of Payments. As soon as practicable but in no event later than 30 days after the date of any payment by the Borrower of any withholding Taxes (whether or not the Lender is indemnified for such Taxes pursuant to Section 5.05(a)) , the Borrower will furnish to any Lender the original or a certified copy of a receipt evidencing payment thereof or other proof of payment of such Taxes reasonably satisfactory to a Lender.

(e)    Status of Lenders.

(i)	If any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Lender shall deliver to the Borrower, at the time or times reasonably requested, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, such Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law, or reasonably requested by the Borrower, as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.05(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject a Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of a Lender.

(ii)	Without limiting the generality of the foregoing,

(A) any Lender that is not a Foreign Lender shall deliver to the Borrower on or prior to the date on which such recipient is first entitled to payments under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such recipient is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes entitled to payments under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

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(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Tax Code, (x) a certificate reasonably satisfactory to the Borrower to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Tax Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Tax Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate reasonably satisfactory to the Borrower, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate reasonably satisfactory to the Borrower on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes entitled to payments under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) any Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. If any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.05, it shall pay to the Borrower or such Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.05 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender, as the case may be, and without interest (other than

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any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of a Lender, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. In such event, such Lender shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority. Notwithstanding anything to the contrary in this Section 5.05(f), in no event will a Lender be required to pay any amount to the Borrower pursuant to this Section 5.05(f) the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require a Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)    Survival. Without prejudice to the survival of any other agreement of the parties hereunder, the agreements and obligations of the parties contained in this Section 5.05 shall survive termination of this Agreement and the payment in full of the Obligations and all other amounts payable under any Loan Document, or any assignment of rights by, or replacement of, a Lender hereunder.

5.06    Obligation to Mitigate. Each Lender agrees that, after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 5.05, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (at the request of the Borrower) to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, as a result of such designation or assignment, the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 5.05 would be reduced and if, as determined by such Lender in good faith but in its sole discretion, the making, issuing, funding or maintaining of Loans through such other office or in accordance with such other measures, as the case may be, (i) would not subject such Lender to any unreimbursed cost or expense and (ii) would not be otherwise disadvantageous to such Lender; provided that such Lender will not be obligated to utilize another office pursuant to this Section 5.06 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 5.06 submitted by such Lender to the Borrower shall be conclusive absent manifest error.

SECTION 6. CONDITIONS PRECEDENT.

6.01.    Conditions to Closing. The effectiveness of Section 2.01 shall be subject to the conditions precedent that (a) the Lender shall have received the following, each of which shall be in form and substance satisfactory to the Lender:

(i)    Loan Documents. This Agreement, the Fee Letter, the Security Documents, and each other Loan Document, each duly executed and delivered by the Obligors and, if applicable, the Lender.

(ii)    Corporate Documents. Certified copies of the constitutive documents of each Obligor and of resolutions of the Board of Directors of each Obligor, each authorizing the making and performance by such Person of the Loan Documents.

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(iii)    Incumbency Certificate. A certificate of each Obligor, in a form reasonably acceptable to the Lender as to the authority, incumbency and specimen signatures of each person who has executed the Loan Documents or will execute any other documents in connection herewith on behalf of such Obligor.

(iv)    Opinions of Counsel.

(A)    An opinion, dated the Closing Date, of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special New York counsel to the Obligors, in a form reasonably acceptable to the Lender.

(B)    An opinion, dated the Closing Date, of Fox Rothschild LLP, special New York gaming counsel to the Obligors, in a form reasonably acceptable to the Lender.

(v)    KHR Loan Agreement. The KHR Loan Agreement, duly executed by the Borrower and Kien Huat Realty III Limited.

(b)    Consents. As of the Closing Date, all governmental and material third party approvals and consents (including all required regulatory approvals under the Gaming Laws and shareholder approvals) necessary as of the Closing Date in connection with the transactions contemplated hereby and the operations of the Obligors, including any Permits, shall have been obtained and shall be in full force and effect. There shall be no governmental or judicial action, actual or threatened, that has or would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing materially adverse conditions on the transactions contemplated hereby.

(c)    Real Property Requirements. The Lender shall have received:

(i)    the Mortgage in form for recording or filing in the recording or filing office of the applicable governmental subdivision where the Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Legal Requirements, and such financing statements and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Lender;

(ii)    [reserved];

(iii)    with respect to the Mortgage, an ALTA policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of the Mortgage as a valid first mortgage Lien on the Mortgaged Property in an amount equal to $20,000,000, which policy (or such marked-up commitment) (the “Title Policy”) shall (A) be issued by the Title Company, (B) have been supplemented by such endorsements as are reasonably requested by the Lender and available in the applicable jurisdiction, (C) shall contain no exception for mechanic’s or similar liens and claims, and (D) contain no other exceptions to title other than Permitted Liens (but excluding Permitted Liens described in clause (j) of the definition thereof) and other exceptions reasonably acceptable to the Lender;

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(iv)    with respect to the Mortgaged Property, such affidavits, certificates, lien releases, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy and endorsements contemplated above;

(v)    evidence reasonably acceptable to the Lender of payment by the Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage and issuance of the Title Policy and endorsements contemplated above;

(vi)    a copy of the Survey;

(vii)     (i) evidence as to whether (1) the Mortgaged Property is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and (2) the community in which the Mortgaged Property is located is participating in the National Flood Insurance Program, (ii) if the Mortgaged Property is located in such an area and community, the Borrower’s written acknowledgement as to such designation or participation, and (iii) Life of Loan Determinations with respect to the determination described in clause (i) of this paragraph (vii);

(viii)    a copy of the Existing Appraisal;

(ix)    a Property Zoning Report in form and substance reasonably satisfactory to the Lender with respect to the Mortgaged Property (the “PZR”);

(x)    a Property Condition Report in form and substance reasonably satisfactory to the Lender with respect to the Mortgaged Property; and

(xi)     certificates of property insurance with respect to the Mortgaged Property with endorsements thereto.

(d)    Gaming Licenses. The Obligors shall have been issued on or prior to the Closing Date, and shall hold, all approvals from the New York State Gaming Commission and other applicable Gaming Authorities necessary for the Obligors to enter into the Loan Documents and grant the Liens and security interests pursuant to the Security Documents, and all such approvals are and shall be in full force and effect and not subject to any legal proceedings or unsatisfied condition stated in any such approval required in order for approval to become and/or remain effective. The Lender shall have received a copy of each such approval.

(e)    Environmental Impact Assessment. The Lender shall have received a Phase I Environmental Site Assessment with respect to the Mortgaged Property, in form and substance reasonably satisfactory to the Lender.

(f)    KHR Shareholder Loan. The Lender shall have received evidence in form and substance satisfactory to it that the shareholder loan between Kien Huat Realty III Limited and the Borrower dated as of January 24, 2017 shall have been converted into equity of the Borrower and all indebtedness thereunder shall have been cancelled.

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(g)    Fees. The Lender shall have received evidence of payment by the Borrower of all documented fees and expenses of the Lender and of the expenses then due and payable under the Fee Letter or under Section 13.02, including the reasonable fees and expenses of counsel to the Lender, in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the making of the Loans.

6.02.    Additional Conditions to Borrowings. The obligation of the Lender to make each Loan to be made by it is also subject to further conditions precedent that both immediately prior to the making of such Loan and immediately after giving effect thereto and to the intended use of proceeds thereof:

(a)    no Event of Default shall have occurred and be continuing; and

(b)    the representations and warranties made by the Obligors in each of the Loan Documents shall be true in all material respects on and as of the relevant Borrowing Date and immediately after giving effect to the application of the proceeds of the relevant Borrowing with the same force and effect as if made on and as of such date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true in all material respects as of such earlier date).

The giving of a Notice of Borrowing shall constitute a certification by the Borrower to the effect that the conditions set forth in this Section 6.02 have been fulfilled (both as of the date of such Notice of Borrowing and, unless the Borrower otherwise notifies the Lender prior to the relevant Borrowing Date, as of such Borrowing Date).

SECTION 7. REPRESENTATIONS AND WARRANTIES. Each Obligor represents and warrants to the Lender that:

7.01.    Power and Authority. Each Obligor (a) is a company duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its property and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect, (d) is in material compliance with all applicable laws and regulations and all agreements binding on or affecting it or any of its property, and (e) has good title to all its assets, free and clear of any Liens or adverse claims except Permitted Liens and other Liens expressly permitted by this Agreement. Each of the Obligors has full power, authority and legal right to make and perform each of the Loan Documents to which it is a party, and the Borrower has the full power, authority and legal right to borrow the Loans hereunder.

7.02.    Due Authorization, Etc. The making and performance by the Obligors of the Loan Documents and all other documents and instruments to be executed and delivered hereunder by the Obligors have been duly authorized by all necessary corporate action, and do not and will not contravene (a) the constitutive documents of any of the Obligors, (b) any applicable law or regulation, (c) any judgment, award, injunction or similar legal restriction or (d) any agreement or instrument binding on or affecting any Obligor or any of any Obligor’s property, and do not and will not result in the imposition of any Lien on any property of any Obligor, except Liens created or arising under the Security Documents.

7.03.    Governmental and Other Approvals. No license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (including any foreign exchange approval), and no other third-party consent or approval, is necessary for

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the due execution, delivery and performance by any Obligor of the Loan Documents to which such Obligor is a party or for the legality, validity or enforceability thereof against any Obligor, except as has been heretofore obtained.

7.04.    Legal Effect. This Agreement has been duly executed and delivered by the Obligors and this Agreement is, and the Loan Documents when duly executed and delivered by the Obligors for value will be, the legal, valid and binding obligations of the Obligors party thereto, enforceable against each Obligor party thereto in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as the enforceability of each such Loan Document is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

7.05.    Financial Statements; Material Adverse Change; No Default.

(a)    Financial Statements. The audited balance sheet of the Borrower and its Subsidiaries (including MHC and its Subsidiaries) and MRMI, in each case as of December 31, 2016, and the related statements of income and cash flows for the fiscal year ending on that date, and the unaudited balance sheet of the Borrower and its Subsidiaries (including MHC and its Subsidiaries) as of September 30, 2017, and the related unaudited statements of income and cash flows for the portion of the fiscal year ending on that date, each of which has heretofore been furnished to the Lender, are complete and correct and fairly present the financial condition of the Borrower and its Subsidiaries as at each said date and the results of their operations for the fiscal year and the portion thereof ending on each said date, all in accordance with GAAP, subject, in the case of unaudited financial statements referred to above, to year-end audit adjustments and the absence of footnotes. Except for the Loans and KHR Loans, as of the Closing Date, the Borrower and its Subsidiaries have no material contingent liabilities or unusual forward or long-term commitments not disclosed therein.

(b)    No Material Adverse Effect. Since December 31, 2016, there has been no Material Adverse Change.

(c)    No Default. No Default has occurred and is continuing and no condition exists which, with the giving of notice or lapse of time or both, could constitute a Default.

7.06.    Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Subsidiaries has filed all tax returns required to be filed and paid all taxes shown to be due thereon except such as are being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required in accordance with GAAP.

7.07.    Full Disclosure. The Obligors have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to the Borrower, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written, factual information furnished by or on behalf of the Obligors to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contain any misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. All information furnished after the date hereof by the Obligors to the Lender in

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connection with this Agreement and the transactions contemplated hereby will be true and complete in all material respects, or (in the case of projections) based on estimates believed to be reasonable, on the date as of which such information is stated or certified.

7.08.    Regulation.

(a)    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” under the Investment Company Act of 1940.

(b)    Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U, and no part of the proceeds of the Loans will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any such “margin stock”.

7.09.    Solvency. Each Obligor is, and immediately after the making of each Loan will be, Solvent.

7.10.    Subsidiaries. MRMI, Alpha Casino Management, Inc., and Alpha Monticello, Inc. are the only Subsidiaries of the Borrower as of the date hereof. MRMI is 60% owned by the Borrower and 40% owned by Alpha Monticello, Inc. None of Alpha Monticello, Inc., Alpha Casino Management, Inc. and MRMI have any Subsidiaries.

7.11.    Properties. (a) The Borrower and each of its Subsidiaries has good and marketable fee title to, or valid leasehold interests in, or other occupancy rights in, or good title to the (direct or indirect) owner of, all Real Property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens.

(b)    Schedule 1 contains a true and complete list of (A) all Real Property (i) owned in fee by any Obligor as of the Closing Date, (ii) leased, subleased or otherwise occupied or utilized by any Obligor, as lessee, sublessee, franchisee or licensee as of the Closing Date, and (B) any such Real Property described in the preceding clause (A) leased, subleased or otherwise occupied or utilized by any third party, as lessee, franchisee, or licensee, in each case as of the Closing Date (any such leases, subleases, or other occupancy agreements, the “Existing Leases”), and describes the type of interest therein held by such Person.

(c)    The Mortgage does not encumber improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained.

(d)    The Borrower and each of its Subsidiaries owns or has rights to use all of its respective material property and all rights with respect to any of the foregoing used in, necessary for, or material to the Borrower and such Subsidiary’s business (taken as a whole). The use by the Borrower and each of its Subsidiaries of its property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any person, other than any infringement that could not reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any of the Borrower’s or any of its Subsidiaries’ use of any of its property does or may violate the rights of any third party that has had, or could reasonably be expected to result in, a Material Adverse Effect. Each parcel of Real Property included in the Mortgaged Property is (or will be when and as required by applicable Legal Requirements) properly zoned in accordance with all applicable Legal Requirements as

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required to be used for its intended purpose (including as contemplated by the Loan Documents). The uses of the Real Property included in the Mortgaged Property and the operations of each of the Borrower’s and each of its Subsidiaries’ businesses do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws or other applicable Legal Requirements, except as may be disclosed on the PZR.

(e)    As of the Closing Date, there is no pending or, to the Borrower’s or any of its Subsidiaries’ knowledge, threatened, condemnation or eminent domain proceeding with respect to any of the Real Property included in the Mortgaged Property.

(f)    Each parcel of Real Property owned in fee and included in the Mortgaged Property as of the Closing Date is not taxed as part of the tax lot of any Real Property of any other person that is not the Borrower or one of its Subsidiaries.

(g)    (i) Each parcel of Real Property included in the Mortgaged Property has adequate rights of access to public ways to permit such Real Property to be used for its intended purpose (including as contemplated under the Loan Documents) and is served by installed, operating and adequate water, electric, gas, telephone, sewer, sanitary sewer, storm drain facilities and other public utilities including as necessary for the uses contemplated under the Loan Documents, (ii) each parcel of Real Property included in the Mortgaged Property has adequate available parking to meet legal and operating requirements, and (iii) no building or structure upon any Real Property included in the Mortgaged Property or any material appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any Real Property owned by others, in each case, which violation or encroachment materially interferes with the current use or could reasonably be expected to materially adversely affect the value of such building, structure or appurtenance.

7.12.    Litigation; Compliance with Legal Requirements. (a) There are no actions, suits, claims, disputes or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of the knowledge of any of the Obligors, threatened against or affecting the Borrower or any of its Subsidiaries or any business, property or rights of the Borrower or any of its Subsidiaries (i) that, as of the Closing Date, purport to affect or involve any Loan Document or (ii) that have resulted, or that could reasonably be expected to result, in a Material Adverse Effect.

(b)    The Borrower and each of its Subsidiaries is in compliance with all applicable Legal Requirements (including all Gaming Laws and Liquor Laws), except for such instances of non-compliance as could not reasonably expected to have a Material Adverse Effect.

(c)    Any required certificates of occupancy are in effect for the Mortgaged Property as constructed and/or operated as of the time this representation is made or deemed made.

7.13.    Labor Matters. There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the best of the knowledge of the Obligors, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. All payments due from the Borrower and each of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Person except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

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7.14.    Environmental Matters. Except as described on Schedule 7.14 or as could not reasonably be expected to result in a Material Adverse Effect:

(a)    the Borrower and each of its Subsidiaries, and their respective businesses, operations and Real Property, are and have at all times during such Person’s ownership, use, operation or lease thereof been in compliance with Environmental Law, and the Borrower and each of its Subsidiaries have no outstanding Environmental Liabilities;

(b) the Borrower and each of its Subsidiaries have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their respective Real Property, under all applicable Environmental Laws, the Borrower and each of its Subsidiaries are in material compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;

(c) there has been no Release or threatened Release or any use, handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or their predecessors in interest that has subjected, or could reasonably be expected to subject the Borrower or any of its Subsidiaries to any Environmental Liability or has resulted in an Environmental Claim against the Borrower or such Subsidiary;

(d) there is no Environmental Claim pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against the Borrower or such Subsidiary, or relating to the Real Property currently or, to the knowledge of the Borrower or any of its Subsidiaries, formerly owned, leased or operated by the Borrower or any of its Subsidiaries or relating to the operations of the Borrower or any of its Subsidiaries, and there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim;

(e) Neither the Borrower nor any of its Subsidiaries has become subject to any Environmental Liability, or is conducting or funding, or obligated to conduct or fund, any cleanup or remedial or response action pursuant to any Environmental Law or any Order or agreement by which it is bound or has assumed by contract or agreement with respect to any Real Property or any other location;

(f) no Real Property or facility owned, operated or leased by the Borrower or any of its Subsidiaries and, to the knowledge of the Obligors, no Real Property or facility formerly owned, operated or leased by the Borrower or any of its Subsidiaries or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA, (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA, or (iii) included on any similar list maintained by any Governmental Authority that indicates that the Borrower or any of its Subsidiaries has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(g) there are no underground or aboveground storage tanks, whether empty or containing any Hazardous Materials, located on any Real Property of the Borrower or any of its Subsidiaries; and

(h) the execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law.

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Any other representation or warranty contained in this Agreement notwithstanding, the representations and warranties contained in this Section 7.14 constitute the sole representations and warranties of the Obligors under this Agreement relating to any Environmental Law or Environmental Liability.

7.15.    Mortgage. The Mortgage is effective to create, in favor of the Lender, legal, valid and enforceable first priority Lien on all of MRMI’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgage is filed in the office of the County Clerk of Sullivan County, NY, and when all applicable mortgage recording taxes and recording charges are paid, the Mortgage shall constitute a perfected Lien on, and security interests in, all right, title and interest of MRMI in the Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.

7.16.    Sanctions; Anti-Corruption. (a) None of the Obligors and none of its directors or officers, and (b) to the knowledge of any Obligor, no employees or agents of such Obligor that will act in any capacity in connection with the credit facility established hereby are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(b)    The Obligors and, to the knowledge of the Obligors, their respective directors, officers, employees, and agents are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. The Obligors have instituted and maintain policies and procedures designed to ensure continued compliance in all material respects with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

7.17.    Permits. All Permits that are material to the business of the Borrower and each of its Subsidiaries and that are required by applicable law to be in full force and effect as of the date this representation is made or deemed made are in full force and effect, the Borrower and each of its Subsidiaries has performed and observed in all material respects all requirements of such Permits and, as of the Closing Date, no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit. Each of the Obligors reasonably believes that each Permit that is material to its business will be timely obtained, renewed and complied with. As of the Closing Date, none of the Obligors have any knowledge that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.

7.18.    Licensing Requirements; Ability to be Licensed. (a) No licensing, registration or finding of suitability of the Lender is required under any federal, state or local Legal Requirement solely by reason of execution, delivery or performance of any of the Loan Documents.

(b)    Neither the Borrower nor any of its Subsidiaries has ever been denied, or had limited, terminated, suspended or revoked or voluntarily or otherwise withdrawn an application for, a gaming license by a Gaming Authority. The Borrower and each of its Subsidiaries are in good standing with the Gaming Authorities in each of the jurisdictions in which each such Person owns or operates gaming facilities or is otherwise engaged or affiliated with gaming, racing, or track betting operations.    Neither the Borrower nor any of its Subsidiaries has any knowledge of any facts that, if known to the regulators under the Gaming Laws, would (i) be reasonably likely to result in the denial, limitation, termination, suspension or revocation of a Gaming License, (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or in connection with the suitability or other approval

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proceedings necessary for the licensing and operation of the business, or (iii) be reasonably likely to negatively impact in any material respect, or cause a material delay under, any suitability or other approval proceeding required by the Gaming Authorities to consummate the transactions contemplated hereby.

7.19    Collateral Documents. The provisions of each of the Loan Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Lender a valid and enforceable security interest in and Lien upon all right, title and interest of each Obligor in and to the Mortgaged Property purported to be pledged, charged, mortgaged or assigned by it thereunder and described therein, and upon (i) the Closing Date, (ii) the filing of appropriately completed UCC financing statements and continuations thereof in the jurisdictions specified therein, (iii) with respect to United States Copyright registrations, the recordation of an appropriately completed short-form Intellectual Property Security Agreement in the United States Copyright Office, (iv) with respect to deposit accounts, when the Lender has “control” within the meaning of Section 9-104 of the applicable UCC, and (v) with respect to the Mortgage, when such Mortgage is filed as specified in Section 7.15, such security interest and, when all applicable mortgage recording taxes and recording charges are paid, such Lien shall constitute a perfected and first priority security interest in and Lien (subject only to Permitted Liens) upon such right, title and interest of such Obligor, in and to the Mortgaged Property, if and to the extent that such security interest and Lien can be perfected by such actions.

7.20.    Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur, other than as could not reasonably be expected to result in a Material Adverse Effect. No Pension Plan has any Unfunded Pension Liability, except as could not reasonably be expected to have a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Obligor or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

SECTION 8. COVENANTS OF THE OBLIGORS. Each Obligor covenants and agrees, on behalf of itself and its Subsidiaries, with the Lender that, so long as the Commitment or any Loan is outstanding and until Payment in Full of all amounts payable by the Borrower hereunder and under the other Loan Documents:

8.01.    Corporate Existence, Etc. Except as permitted by Section 8.13, the Borrower will, and will cause each of its Subsidiaries to, (a) preserve and maintain its corporate existence and (b) preserve and maintain all of its material rights, privileges, licenses and franchises, including all tradenames, patents and other intellectual property necessary for its business, except in the case of this clause (b) to the extent the failure to preserve and maintain the same could not reasonably be expected to have a Material Adverse Effect.

8.02.    Compliance with Law. The Borrower will, and will cause each of its Subsidiaries to (a) comply in all material respects with the requirements of all Legal Requirements (including all Environmental Laws, Gaming Laws, Liquor Laws, Real Property laws, any laws related to campaign finance or political contributions and any other laws regulating the Borrower’s or any of its Subsidiaries’ business and industry) of Governmental Authorities and all agreements binding on or affecting the Borrower or such Subsidiary or any of their respective properties, except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings and for which adequate reserves have been made if required in accordance with GAAP, (b) timely file all required tax returns and pay and discharge at or before maturity all of its material tax obligations, except where the

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same are contested in good faith and by appropriate proceedings and against which adequate reserves are being maintained to the extent required by GAAP and where the failure to pay or discharge such obligations or liabilities would not result in a Material Adverse Effect, (c) maintain all of its property used or useful in its business and included in the Mortgaged Property in good working order and condition, casualty and ordinary wear and tear excepted, (d) [reserved], (e) comply, and use commercially reasonable efforts to cause all lessees and any other Persons occupying its properties to comply, with all Environmental Laws applicable to the operations and properties of the Borrower or such Subsidiary; and obtain and renew all material Environmental Permits necessary for its operations and properties, in each case, except to the extent noncompliance therewith could not reasonably be expected to have a Material Adverse Effect, (f) obtain, maintain, retain, observe, keep in full force and effect and diligently comply with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable Legal Requirements (including Environmental Laws, Gaming Laws and Liquor Laws), except, with respect to any Permit (other than any Gaming License), to the extent the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect, (g) (i) at any time that the Borrower or any its Subsidiaries is not in compliance with this Section 8.02 with respect to Environmental Laws or (ii) in the event that the Lender has exercised any of the remedies pursuant to Section 9, the Borrower or such Subsidiary will (in each case) provide (or cause to be provided), at the sole expense of the Borrower or such Subsidiary and at the request of the Lender, an environmental site assessment report concerning any relevant Real Property owned, leased or operated by the Borrower or such Subsidiary, prepared by an environmental consulting firm reasonably approved by the Lender, addressing such noncompliance and the potential cost of any removal or remedial action in connection with such noncompliance. If the Borrower or such Subsidiary fails to provide (or cause to be provided) the same within 60 days (or such longer period as is agreed to by the Lender) after such request was made, the Lender may order the same, the cost of which shall be borne by the Borrower or such Subsidiary, and the Borrower and its Subsidiaries shall and hereby do grant to the Lender and its agents access to such Real Property, and specifically grant the Lender an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower and its Subsidiaries, all at the sole expense of the Obligors.

8.03.    Governmental Authorizations. The Borrower will, and will cause each of its Subsidiaries to, use their respective reasonable best efforts to (i) obtain from any Governmental Authority or other third parties any consents, licenses, permits, waivers, approvals, authorizations or orders when required to be obtained and (ii) make all necessary filings, as applicable, and thereafter make any other required submissions, when required, in each case, in order to obtain all approvals of Governmental Authorities required under (A) the Gaming Laws, and (B) any other applicable Legal Requirements, including any applicable Liquor Laws (collectively, the “Governmental Approvals”). The Borrower and each of its Subsidiaries shall (x) file all required initial applications and documents in connection with obtaining Governmental Approvals (including under applicable Gaming Laws and Liquor Laws), (y) act diligently to pursue the Governmental Approvals and (z) cooperate with each other in connection with the making of all filings referenced in the preceding sentence.

8.04.    Financial Statements, Etc. The Borrower will provide to the Lender:

(a)    as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of (i) the Borrower and its consolidated Subsidiaries (including MHC and its Subsidiaries) and (ii) MRMI, in each case as at the end of such fiscal year and the related statements of income and cash flows of (i) the Borrower and its consolidated Subsidiaries (including MHC and its Subsidiaries) and (ii) MRMI, in each case for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in conformity with GAAP, with the unqualified opinion thereon of independent public accountants of recognized national standing; provided that it shall not be a violation of this clause (a) if the audit and opinion accompanying the financial statements for any fiscal year is subject to a “going concern” or like qualification as a result of a maturity of the Loans being scheduled to occur;

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(b)    as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of (i) the Borrower and its consolidated Subsidiaries (including MHC and its Subsidiaries) and (ii) MRMI, in each case as at the end of each such fiscal quarter and the related statements of income and cash flow of (i) the Borrower and its consolidated Subsidiaries (including MHC and its Subsidiaries) and (ii) MRMI, in each case for such quarter and for the period from the beginning of the then current fiscal year to the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter in the previous fiscal year, all certified as to fairness of presentation and conformity with GAAP by a senior financial officer of the Borrower;

(c)    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a senior financial officer of the Borrower (a “Compliance Certificate”) (x) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 8.10 on the date of such financial statements and (y) stating whether any Event of Default exists on the date of such certificate and, if any Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)    [reserved];

(e)    not later than five days after any officer of the Borrower obtains knowledge of the occurrence of any Event of Default, a certificate of the chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f)    promptly upon the commencement of, or any material adverse development in, any litigation, investigation or proceeding against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, notice thereof with a description thereof in reasonable detail; and

(g)    from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Lender may reasonably request.

8.05.    Reporting. So long as any Loans are outstanding, the Borrower will file with the SEC for public availability, within 30 days of the time periods specified in the SEC’s rules and regulations:

(a)    all quarterly and annual reports required to be filed with the SEC on Forms 10-Q and 10-K; and

(b)    all current reports required to be filed with the SEC on Form 8-K.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include an audit report on the Borrower’s consolidated financial statements by a nationally recognized firm of independent accountants.

8.06.    Keeping of Books; Visitation Rights. The Borrower will ,and will cause each of its Subsidiaries to (a) keep proper books of record and account, in which full and correct entries shall be

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made of all financial transactions and the assets and business of such Person in accordance with GAAP and (b) permit representatives of the Lender, during normal business hours, at the Lender’s own cost and expense and following reasonable notice, to examine, copy and make extracts from its books and records, to inspect its property, and to discuss its business and affairs with its officers and accountants; provided that a representative of the Borrower shall be permitted to be present at any discussions with accountants; provided, further that if an Event of Default has occurred and is continuing the Borrower shall indemnify the Lender for such costs and expenses and no such notice shall be required.

8.07.    Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, from time to time give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable or that may be reasonably requested by the Lender to enable the Borrower or such Subsidiary to perform its obligations under the Loan Documents and to cause the Liens created by the Security Documents to be valid first and prior perfected Liens on the property purported to be covered thereby, subject to no equal or prior Lien other than Permitted Liens.

8.08.    Transactions With Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any transaction with an Affiliate except upon commercially reasonable terms that are not less favorable to it than those which might be obtained in a comparable arm’s-length transaction at the time from a Person which is not such an Affiliate; provided that the foregoing restriction will not apply to (a) compensation arrangements for officers and other employees of the Obligors entered into in the ordinary course, (b) transactions permitted by Sections 8.11, 8.13, 8.14, 8.16(c) and 8.17, (c) transactions among the Obligors not otherwise prohibited by this Agreement, (d) transactions in effect on the Closing Date and described in the Borrower’s SEC filings or in Schedule 3, (e) transactions approved by either (x) a majority of the disinterested members of the board of directors of the Borrower (the “Approving Directors”) and which the Approving Directors have determined in their reasonable discretion are in the interest of the Borrower and its Subsidiaries or (y) the audit committee of the board of directors of the Borrower, (f) reasonable and customary fees paid to, and reasonable and customary expenses, reimbursements and indemnification agreements with, members of the board of directors of the Obligors, (g) employment agreements, compensation agreements, non-competition and confidentiality arrangements, employee benefit plans, equity or equity-based or other incentive plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Obligors in the ordinary course of business or as approved by a majority of the independent members of the Board of Directors of the Borrower and (h) the making of payments by the Obligors to Affiliates as reimbursements in the ordinary course of business (without any such payments intended in good faith to provide any fee, profit or similar component benefiting any Affiliate of any Obligor) for (i) payments made by such Affiliates to Persons that are not Affiliates of any Obligor for products and/or services (including advertising, marketing and insurance products and services) purchased by such Affiliates for utilization or application for the benefit of the gaming, lodging and leisure properties directly or indirectly owned by such Affiliates, such reimbursement to not exceed the pro rata amount of such payments allocated in good faith to the Project (as defined in the Building Term Loan Agreement) after taking into consideration the direct benefits obtained by the Project (as so defined) therefrom as compared to the benefits obtained therefrom by the other gaming, lodging and leisure properties directly or indirectly owned by such Affiliates and (ii) to the extent the Obligors utilize services of employees of such Affiliates in lieu of such services being provided by employees of the Obligors, whether pursuant to an employee sharing arrangement or other similar program, the salary and benefits of such employees and other office/clerical overhead incurred by such Affiliates with respect to such employees (provided such reimbursement is only for such portion of such employees’ salary and benefits and related office/clerical overhead as are allocated in good faith to the Obligors and the Project (as so defined)) and reasonable travel (including airline travel (provided that any travel expenses pertaining to the expenses of private/chartered aircraft for any given journey shall be reimbursable only in an amount

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not to exceed the cost of a first-class ticket that could have been purchased on a commercial airline for the same journey on the applicable date)), lodging, food and entertainment expenses of such employees incurred in furtherance of services provided for, or on behalf of, the Project (as so defined).

8.09.    Line of Business. The Borrower will not, and will not permit any of its Subsidiaries to, make any material change in the nature or conduct of the business of the Borrower or such Subsidiary as conducted on the date hereof.

8.10.    Financial Covenants.

(a)    Maximum Total Leverage Ratio. Beginning with the fiscal quarter ending December 31, 2018, the Borrower will not permit the Total Leverage Ratio as of the last day of any Test Period to exceed 4.00:1.00. For purposes of determining compliance with this Section 8.10(a), the Borrower may, after the last day of any Test Period and on or prior to the 30th day after the last day of any Test Period, make and designate a prepayment of the Loans as a cure repayment (such designated prepayment, a “Cure Repayment”); provided that (a) the amount of the Cure Repayment shall not exceed the amount required to cause the Borrower to be in compliance with this Section 8.10(a), (b) the Cure Repayment and the use of proceeds therefrom will be disregarded for all purposes under the Agreement (including calculating the Loan to Value Ratio) other than to reduce Total Debt for the applicable Test Period, and (c) the Cure Repayment will be used to prepay the Loans in accordance with Section 3.03 and shall be accompanied by any applicable Prepayment Fee.

(b)    Loan to Value Ratio. The Borrower will not permit the Loan to Value Ratio to exceed 2.00:1.00 at any time.

8.11.    Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents;

(b)    Indebtedness of the Borrower under the KHR Loan Agreement; provided that such Indebtedness shall only be permitted to the extent that the proceeds of such Indebtedness are applied in accordance with Section 8.20;

(c)    Indebtedness of the Borrower under the Completion Guarantees; and

(d)    Indebtedness owing to an Obligor.

8.12.    Negative Pledge The Borrower will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien on its property, whether now owned or hereafter acquired by it, except Permitted Liens.

8.13.    Mergers, Consolidations. The Borrower will not, and will not permit any of its Subsidiaries to, change its corporate structure or enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell or otherwise transfer all or substantially all of its property to any other Person or Persons, whether in one transaction or in a series of related transactions.

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8.14.    Investments, Etc.

(a)    Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, acquire a controlling interest in, or a division of, or a substantial part of the property of, any other Person, or create or acquire any Subsidiary; provided that the Borrower may create or acquire a Subsidiary so long as on the date of creation such Subsidiary becomes a Guarantor pursuant to a joinder agreement in form and substance satisfactory to the Lender. MRMI will not create any Subsidiaries.

(b)    Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make any Investments, except Permitted Investments.

8.15.    Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit any change in its accounting policies or reporting practices, except as required or as permitted by GAAP or as required by the rules and regulations of the SEC.

8.16.    Sales of Assets, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any substantial part of its property, or grant any option or other right to purchase, lease or otherwise acquire any such property, except

(a)    sales of inventory and other property in the ordinary course of its business,

(b)    sales of assets which are not material to the operation of the Borrower or any of its Subsidiaries or are no longer used or useful in connection with the operation of the Borrower or any of its Subsidiaries,

(c)     transfers of property by any Subsidiary of the Borrower to the Borrower or any other Obligor (other than transfers of any Mortgaged Property by MRMI); and

(d)    other sales of assets; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the applicable Obligor), (2) no less than 75% of the consideration received in respect of any such asset sale shall be paid in Cash or Cash Equivalents (as defined in the Building Term Loan Agreement), (3) in no event shall any such asset sale be of any Mortgaged Property, (4) if the aggregate net cash proceeds of all such asset sales pursuant to this clause (d) shall exceed $1,000,000, within 30 days of receipt thereof such net cash proceeds shall be used to prepay the Loans in accordance with Section 3.03 and shall be accompanied by any applicable Prepayment Fee.

Notwithstanding anything in this Section 8.16 to the contrary, MRMI shall not sell, lease, transfer or otherwise dispose of the Mortgaged Property except for the granting of Permitted Liens.

8.17.    Dividends, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any Dividends, except a Subsidiary of the Borrower may declare or pay any Dividends to the Borrower and the Borrower may (a) declare or pay to its shareholders in respect of its existing Series B preferred stock for the purpose of redeeming such stock or paying a Dividend thereunder, so long as (i) no Event of Default then exists or would result therefrom and (ii) the aggregate amount of all Dividends paid pursuant to this clause (a) in any fiscal year shall not exceed $200,000, and (b) declare or pay Dividends to its shareholders for the purpose of paying withholding taxes payable with respect to vested equity and restricted stock compensation programs, so long as no Event of Default then exists or would result therefrom.

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8.18.    Sanctions; Anti-Corruption Laws. (a) The Borrower will, and will cause each of its Subsidiaries to, maintain in effect policies and procedures designed to promote compliance in all material respects by the Borrower and its Subsidiaries and their respective directors and officers and, to the Borrower’s knowledge, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

(b)    The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person.

8.19.    Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable independent insurers insurance against losses or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons, except where such failure to maintain such insurance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower will deliver to the Lender an endorsement in respect of its liability insurance with respect to the Mortgaged Property in form and substance reasonably satisfactory to the Lender within 30 days of the Closing Date.

8.20.    KHR Loan. In the event the Borrower shall be unable to pay the Obligations when due under this Agreement, the Borrower shall incur Indebtedness in respect of the KHR Loan in an amount equal to at least the aggregate amount of the Obligations then due and shall direct the lender under the KHR Loan to pay the proceeds of such Indebtedness directly to the Lender.

8.21.    Appraisal. The Borrower will deliver to the Lender an Appraisal at the sole cost and expense of the Borrower (i) from time to time as requested by the Lender if any event or condition shall have occurred and be continuing that, in the reasonable discretion of the Lender, has caused or is reasonably likely to cause a significant property market deterioration of the value of the Mortgaged Property and (ii) on each three-year anniversary of the then most recent receipt by the Lender of an Appraisal.

SECTION 9. EVENTS OF DEFAULT. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)    Any Obligor shall fail to pay when due (i) any principal of any Loan or (ii) any interest or any other amount whatsoever payable hereunder or under any other Loan Document, and such failure to pay shall, in the case of this clause (ii) only, continue for three (3) Business Days; or

(b)    Any representation, warranty or certification made or deemed made by the Borrower or any of its Subsidiaries herein or in any other Loan Document (or in any modification or supplement hereto or thereto) or in any certificate furnished to the Lender pursuant to the provisions hereof or thereof shall prove to have been untrue in any material respect as of the time made or furnished; or

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(c)    (i) The Borrower or any of its Subsidiaries shall fail to perform or observe any of its obligations under Section 8.01(a), 8.03, 8.04, 8.07, 8.08, 8.10, 8.11, 8.12, 8.13, 8.14, 8.16, 8.17 or 8.20; or (ii) the Borrower or any of its Subsidiaries shall fail to perform or observe any of its obligations under this Agreement (other than as referred to in clause (a) or (c)(i) above) if such failure shall remain unremedied for 30 or more days; or

(d)    (i) The Borrower or any of its Subsidiaries thereof shall default in the payment of any principal of or interest on any Material Indebtedness (whether at stated maturity or at mandatory or optional prepayment or otherwise) and such default shall continue beyond any applicable grace period set forth in the agreements or instruments evidencing or governing such Material Indebtedness, or (ii) any default or event of default shall occur under any agreement or instrument evidencing or governing any Material Indebtedness if the effect thereof is to accelerate the maturity thereof, or to permit the holder or holders of such Material Indebtedness, or an agent or trustee on its or their behalf, to accelerate the maturity thereof, or to require the mandatory prepayment or redemption thereof; or

(e)    The Borrower or any of its Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f)    The Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, suspension of payments, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts or (iv) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts described in this subsection (f); or

(g)    A proceeding or case shall be commenced against the Borrower or any of its Subsidiaries, without its application or consent, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding up, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of it or of all or any substantial part of its property or (iii) similar relief with respect to it under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment or debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days, or a declaration of bankruptcy or suspension of payments shall be entered against the Borrower or such Subsidiary under the Bankruptcy Code; or

(h)    A judgment is or judgments are rendered against the Borrower or any of its Subsidiaries in an aggregate amount of $2,000,000 or more and shall remain unsatisfied, undischarged and in effect for a period of 30 or more days without a stay of execution, unless the same is adequately bonded or is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against assets thereof; or

(i)    Any license, consent, authorization, registration or approval at any time necessary to enable the Borrower or any of its Subsidiaries to comply with any of their obligations under the Loan Documents shall be revoked, withdrawn or withheld or shall be modified or amended in a manner prejudicial, in the reasonable opinion of the Lender, to the interests of the Lender hereunder and the result of the foregoing could reasonably be expected to have a Material Adverse Effect; or

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(j)    (i) Any Governmental Authority shall take any action to condemn, seize, nationalize or appropriate any substantial portion of the property of the Borrower or any of its Subsidiaries (with or without the payment of compensation), if such action referred to in this clause (i) has a Material Adverse Effect; or (ii) the Borrower or any of its Subsidiaries shall voluntarily or involuntarily participate or take any action to participate in any facility or exercise involving the rescheduling of its debts; or

(k)    Any of the Loan Documents becomes unenforceable, the performance of the obligations of the Obligors thereunder becomes illegal, or any Obligor repudiates any Loan Document; or

(l)    A Change of Control shall occur; or

(m)    one or more License Revocations shall have occurred or disciplinary complaints are filed by any Gaming Authority seeking a License Revocation with respect to any Gaming License issued to or held by the Borrower or any of its Subsidiaries to the extent any such License Revocation or disciplinary complaint, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; provided that such Person shall have 30 days from the date of the filing of such disciplinary complaint (or such longer period expressly permitted by the applicable Gaming Authority) to cure any issue or deficiency giving rise to the filing of the disciplinary complaint such that the disciplinary complaint is dismissed or settled without a revocation, denial, non-renewal or suspension of any such Gaming License; or

(n)    the Borrower or any Obligor shall be prohibited or otherwise restrained for a period equal to or greater than 30 consecutive days from conducting the business theretofore conducted by it in any manner that has, or could reasonably be expected to result in, a Material Adverse Effect by virtue of any determination, ruling, decision or Order of any court or Governmental Authority of competent jurisdiction, including the New York State Legislature; or

(o)    there is a Material Adverse Change; or

(p)    At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of the Mortgaged Property in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Lender shall not have or shall cease to have a valid and perfected Lien in any material portion of the Mortgaged Property purported to be covered by the Security Documents with the priority required by the relevant Security Document (other than as a result of any Permitted Liens), in each case for any reason other than the failure of the Lender to take any action within its control or (iii) any Obligor shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lender, under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien the Mortgaged Property purported to be covered by the Security Documents; or

(q)    MOC abandons the casino resort development project it has undertaken before it is complete according to the plans thereof.

THEREUPON: in any such event, the Lender may, by notice to the Borrower, (1) declare the Commitment to be terminated forthwith, whereupon the Commitment shall forthwith terminate, and/or (2) declare the Obligations and all other amounts whatsoever payable by the Obligors hereunder (including any amounts payable under Section 5.04) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities

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of any kind, all of which are hereby expressly waived by the Obligors; provided that, in the case of an Event of Default of the kinds referred to in clause (f) or (g) with respect to any Obligor, the Commitment shall automatically terminate and the Obligations and all such other amounts shall automatically become due and payable, without any further action by any party, and/or (3) exercise any of its rights under the KHR Loan Agreement, including submitting a request for advance thereunder, and/or (4) exercise any and all of its other rights and remedies under this Agreement, the other Loan Documents, and applicable law.

SECTION 10. NOTICES, CONFIDENTIALITY.

10.01.    Notices.

(a)    All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified at the address set forth on Annex A or at such other address as it shall notify the other party from time to time.

(b)    All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, within three Business Days of when deposited in the mail, (iii) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided that notices and communications to the Lender pursuant to Section 2 or Section 9 shall not be effective until received by the Lender.

10.02.    [Reserved].

SECTION 11. GUARANTEE.

11.01    Guarantee. The Guarantors hereby jointly and severally guarantee to the Lender and its successors and assigns the prompt Payment in Full when due (whether at the Commitment Termination Date, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under the Debtor Relief Laws) of the Obligations. The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at the Commitment Termination Date, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under the Debtor Relief Laws) any of the Obligations strictly in accordance with the terms of any document or agreement evidencing any such Obligations, including in the amounts and at the place expressly agreed to thereunder, irrespective of and without giving effect to any law, order, decree or regulation in effect from time to time of the jurisdiction where the Borrower, any Guarantor or any other person obligated on any such Obligations is located, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The obligations of the Guarantors under this Section 11.01 are primary, absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement and any other Loan Documents, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.01 that the obligations of the Guarantors hereunder shall be absolute and

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unconditional, joint and several, under any and all circumstances and shall apply to any and all Obligations now existing or in the future arising. The guarantee in this Section 11.01 is a continuing guarantee and is a guaranty of payment and not merely of collection, and shall apply to all Obligations whenever arising.

SECTION 12. [RESERVED].

SECTION 13. MISCELLANEOUS.

13.01.    No Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

13.02.    Expenses, Etc.

(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or, during the continuance of an Event of Default, protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 13.02, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations with respect to such Loans.

(b)    Indemnification by the Obligors. The Borrower, and with respect to the items described in clause (iii), below, MRMI, shall indemnify the Lender and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, actual out-of-pocket damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee. This Section 13.02(b) shall not apply to any Taxes, other than Taxes that represent losses, claims, damages or liabilities with respect to a non-Tax claim.

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(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each party hereto agrees that it will not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d)    Payments. All amounts due under this Section 13.02 shall be payable not later than ten days after demand therefor.

13.03.    Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Lender, and any provision of this Agreement may be waived only by the Lender.

13.04.    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except as permitted by this Section 13.04 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (c) of this Section 13.04 and, to the extent expressly contemplated hereby, the respective Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lender. The Lender may at any time assign all (or a portion of) of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans) with the prior written consent of the Borrower; provided that no such consent shall be required for an assignment to an Affiliate of the Lender or, if an Event of Default has occurred and is continuing, to any other Person other than a natural person or a Disqualified Lender. In the event of any such assignment, the Lender and the assignee or assignees may enter such intercreditor arrangements as they may determine to be necessary or advisable for the purpose of determining voting rights and similar issues hereunder. From and after the effective date specified in each assignment and assumption (which shall be in form and substance satisfactory to the Lender), the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5 and 13.02 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c) Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or a Disqualified Lender) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with its rights and obligations under this Agreement.

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Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of the Commitment, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to the last sentence of this clause (c), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04, including Section 5.06.

Any Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan) to any Person except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.05 than the Lender would have been entitled to receive with respect to the participation sold to such Participant.

(d)    Certain Pledges. The Lender may at any time pledge or assign as collateral all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

13.05.    Survival. The obligations of the Obligors under Sections 5.01, 5.04, 5.05 and 13.02 shall survive the repayment of the Loans and the termination of the Commitment and, in the case of any assignment by the Lender of any interest in the Commitment or Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lender may cease to be the “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty.

13.06.    Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

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13.07.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Lender and the Obligors. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

13.08.    Governing Law; Jurisdiction, Service of Process and Venue.

(a)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)    Submission to Jurisdiction. Each Obligor irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any applicable appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims with respect to any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its property in the courts of any jurisdiction.

(c)    Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Lender to serve any such process or summonses in any other manner permitted by applicable law.

(d)    Waiver of Venue, Etc. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section 13.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.09.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.09.

13.10.    Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

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13.11.    Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

13.12.    No Fiduciary Relationship. The Borrower acknowledges that the Lender has no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lender and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

13.13.    USA PATRIOT Act. The Lender hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

EMPIRE RESORTS, INC.

By	/s/ Ryan Eller
Name:	Ryan Eller
Title:	Chief Executive Officer

GUARANTOR

MONTICELLO RACEWAY MANAGEMENT, INC.

By	/s/ Ryan Eller
Name:	Ryan Eller
Title:	Chief Executive Officer

LENDER

BANGKOK BANK PCL, NEW YORK BRANCH

By	/s/ Thitipong Prasertsilp
Name:	Thitipong Prasertsilp
Title:	VP & Branch Manager

ANNEX A TO CREDIT AGREEMENT